EXHIBIT 99.2

FIRST AMENDMENT
TO THE
DELL FINANCIAL SERVICES 401(k) PLAN

     This First Amendment to the Dell Financial Services 401(k) Plan (hereinafter referred to as the “Plan”) is hereby executed and adopted on this 3rd day of December, 2000, by Dell Financial Services, L.P. (hereinafter referred to as the “Employer”).

W I T N E S S E T H

     WHEREAS, the Employer has heretofore maintained and administered the Plan and related Trust, in a manner intended to ensure that the Plan continues to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986; and

     WHEREAS, pursuant to the terms of the Plan, the Employer reserved the right to amend the Plan; and

     WHEREAS, the Employer desires to amend the Plan, effective January 1, 1999 to allow proxy voting on Employer securities to be passed through to Participants; and

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein the Employer hereby amends the Plan, notwithstanding any other provision of the Plan to the contrary as follows:

I.

Effective January 1, 1999, Section 11.03 of the Plan Document is amended by adding (g) to the end of the Section and hereinafter reads as follows:

(g)	Proxy Voting of Shares- The Employer may at its discretion pass through to Plan Participants proxy voting on Employer securities, if any.

II.

In all other respects, the Plan is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Employer has caused this First Amendment to be executed this 3rd day of December, 2001.

EMPLOYER

Dell Financial Services, L.P.

/s/ MICHAEL WATT
Signature

President
Title